Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE CBS FINANCIAL CORPORATION

West Point, Georgia, December 3, 2015 – Charter Financial Corporation (“Charter”) (NASDAQ: CHFN), the holding company of CharterBank, announced today that it has entered into a definitive agreement and plan of merger with CBS Financial Corporation (“CBS”) pursuant to which CBS will merge with and into Charter and Community Bank of the South will merge with and into CharterBank.
CBS, headquartered in Smyrna, Georgia, and which operates Community Bank of the South, will add approximately $369 million in assets, $330 million in deposits, and $296 million in gross loans to Charter’s operations, along with four branch locations positioned in Smyrna and Marietta, Georgia. CBS was founded in 1999 and has built a strong deposit franchise, with core deposits representing 87% of total deposits and noninterest bearing demand deposits representing 17% of total deposits. CBS’s loan portfolio, which is comprised of approximately 55% commercial real estate loans, complements Charter’s existing loan portfolio. With this combination over sixty percent of Charter’s loans and deposits are in the Atlanta CSA.
“We are very excited to announce our partnership with Community Bank of the South,” said Robert L. Johnson, Chief Executive Officer and Chairman of Charter and CharterBank. “Community Bank of the South’s commitment to its customers and the communities it serves, as well as its strong financial performance and credit quality, represents community banking at its finest. We are also pleased to announce that Sylvia Hamby, President and Chief Operating Officer of Community Bank of the South, will serve as the Cobb County President of CharterBank.”
Lee A. Scroggins, Chief Executive Officer of CBS, stated, “We are extremely excited to be joining the Charter team. It was of great importance to us to find a partner with strong values, a commitment to community banking, and outstanding financial strength. Our customers, employees and the communities we serve will all benefit from this transaction.”
Under the terms of the definitive agreement, Charter will acquire all of the outstanding shares of CBS common stock based upon a purchase price of $20.50 per share, with a total transaction value of approximately $58.8 million.
The boards of directors of both Charter and CBS have unanimously approved the transaction. The transaction is expected to close in the second quarter of 2016, and is subject to approval by CBS’s shareholders, receipt of regulatory approvals and other customary closing conditions.
CBS was advised by the investment banking firm The Burke Group and the law firm Bryan Cave LLP. Charter was advised by the investment banking firm of FIG Partners, LLC and represented by the law firm of Alston & Bird LLP.

Exhibit 99.1

About CharterBank
Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in west-central Georgia, east-central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “working on,” “continue to,” “seek,” and “potential.” Examples of forward-looking statements include, but are not limited to, statements regarding future growth, profitability, expense reduction, improvements in income and margins, increasing stockholder value, and estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to Charter's inability to implement its business strategy; general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating an increase in borrowing to fund loans and investments; the changing exposure to credit risk; the effect of any acquisition or other strategic initiatives that we determine to pursue; changes in legislation or regulation; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; the effect of cyberterrorism and system failures; and the effects of geopolitical instability and risks such as terrorist attacks, the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effect of any damage to our reputation resulting from developments relating to any of the factors listed herein. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward looking statements can be guaranteed. Except as required by law, Charter disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in Charter's filings with the Securities and Exchange Commission. Charter refers you to the section entitled “Risk Factors” contained in Charter's Annual Report on Form 10-K for the fiscal year ended September 30, 2014. Copies of each filing may be obtained from Charter or the Securities and Exchange Commission.
The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Charter, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and Charter undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.